Exhibit 99.1

LGL Announces Exploration of Potential Spin-off of MTronPTI Business

ORLANDO, FL, August 12, 2021 – The LGL Group, Inc. (“LGL” or “the Company”) announced today that its board of directors has authorized the company’s management team to explore a potential spin-off of its MTronPTI business into a newly created and separately traded public company.

The LGL Group continues to strive for profitable growth internally and by acquisition. LGL believes that, if completed, the potential spin-off would enable shareholders to more clearly evaluate the performance and future potential of each entity on a standalone basis, while allowing each to pursue its own distinct business strategy and capital allocation policy. Separating MTronPTI as an independent, publicly owned company positions the business to increase value to both MtronPTI and LGL Group. The spin-off permits each company to tailor its strategic plans and growth opportunities, more efficiently raise and allocate resources, including capital raised through debt or equity offerings, flexibly use its own stock as currency for teammate incentive compensation and potential acquisitions and provide investors a more targeted investment opportunity.

The LGL Group has successfully spun off several businesses over its history, including Lynch Interactive, The Morgan Group, Tremont Advisors and others.  MTronPTI itself sought to become an independently listed company via an IPO, filing a form S-1 registration statement with Needham & Company as the underwriter in 2000. This IPO was pulled as a result of market conditions. MTron has an established and formidable presence in its key markets today and if the spinoff is completed, the standalone MTronPTI would continue providing market-leading engineered solutions to its defense and aerospace customers. The potential Spin-off is thus a continuation of the company’s strategy of developing businesses and positioning them as independent entities to enhance shareholder value and alignment. If LGL proceeds with the spin-off, it would be structured as a tax-free, pro-rata distribution to all LGL shareholders as of a record date to be determined by the board of directors of LGL. If completed, upon effectiveness of the transaction, LGL shareholders would own shares of both companies.

“We are exploring a potential spin-off transaction because we believe that, if completed, a spin-off may enhance the successful operation of both the MTronPTI and the LGL businesses and increase their respective values,” said Michael Ferrantino, CEO, LGL. “By splitting the two businesses into separate companies, it may be that the business and related investment spending and capital allocation policies of each company could be managed consistently with each business’ objectives. Establishing specific and independent goals may enable both the LGL and MTronPTI businesses to manage investments and objectives that are more closely tailored to each business’ market needs and customer requirements. Should we move forward with the spin-off, we would expect that the LGL business would be focused on its holdings and investments, while the MTronPTI business would be focused on long-term growth with strong, differentiated profitability in the defense and aerospace markets it serves.”

Completion of any spin-off would be subject to various conditions, including final approval of LGL’s board of directors. There can be no assurance that the potential spin-off transaction will be completed in the manner described above, or at all. If LGL proceeds with the spin-off, it does not expect to complete the transaction earlier than the end of the last quarter of 2021.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

(NYSE American: LGL) LGL Group, Inc. is a globally diversified holding company with a history of operations dating back to 1914.

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MTronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

James Tivy

The LGL Group, Inc.

jtivy@lglgroup.com

(407) 298-2000